EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT (the "Agreement"), dated as of August 4, 1998, between Fairfield Manufacturing Company, Inc., a Delaware corporation (the "Company"), and Mr. Stephen K. Clough (the "Executive").

          The parties agree as follows:

          1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

          2. Term. Subject to earlier termination pursuant to Section 13 hereof, the term of the employment by the Company of the Executive pursuant to this Agreement (the "Term") shall commence on August 12, 1998 (the "Effective Date") and terminate on the third anniversary thereof, unless extended by mutual agreement of the parties no later than one year prior to its expiration.

          3. Position. During the Term, the Executive shall serve as the President and Chief Executive Officer ("CEO") of the Company, supervising the conduct of the business and affairs of the Company and performing such other duties as the Board of Directors of the Company (the "Board") shall determine.

          4. Duties. During the Term, the Executive shall devote his full time and attention to the business and affairs of the Company, except for absences due to authorized vacations, illness, family emergency, incapacity, jury duty or other government or court-mandated activity, or (to the extent required by the Separation Agreement referred to in Section 14) the provision of assistance to former employer in the defense of any legal or administrative proceeding.

          5. Place of Performance. The Executive shall perform his duties and conduct his business at the principal executive offices of the Company, which are in the Lafayette, Indiana area, except for required travel on the Company's business.

          6. Salary and Bonus. (a) During the Term, the Company shall pay to the Executive a base salary (the "Base Salary") at the rate of $400,000 per year. The Compensation Committee of the Board shall review the Base Salary periodically, but not less frequently than annually, and may, in its discretion, adjust the Executive's Base Salary in accordance with the Company's salary administration practices. The Base Salary shall be payable to the Executive in substantially equal installments in accordance with the Company's normal payroll practices.

          (b) For each fiscal year of the Company ending during the Term, Executive shall be eligible to receive a target bonus equal to 100% of the Base Salary for such fiscal year provided the Company and the Executive each achieves the target performance objectives established for such fiscal year by the Board, in consultation with the Executive. If the performance of the Company and the Executive exceeds such target performance objectives for an applicable fiscal year, the amount of the Executive's annual bonus for such fiscal year shall be increased proportionately, subject to a maximum annual bonus equal to 200% of the Base Salary for such fiscal year for performance at or above 150% of the target performance objectives for such fiscal year. If the Company or the Executive does not achieve the target performance objectives for an applicable fiscal year, the amount of the Executive's annual bonus for such fiscal year shall be decreased proportionately, subject to a minimum annual bonus equal to 50% of the Base Salary for such fiscal year for performance by the Company and the Executive at least equal to 80% of the target performance objectives for such fiscal year. Notwithstanding the forgoing, the Executive's annual bonus for the fiscal year ending December 31, 1998 shall be a pro-rated amount determined by multiplying the annual bonus amount by a fraction, the numerator of which is the number of days remaining in calendar year 1998 as of the Effective Date and the denominator of which is 365. The Board shall review with the Executive the budget and performance targets established for each fiscal year no later than January 31 of such fiscal year. The annual bonus, if any, shall be paid to the Executive within ten business days after receipt by the Board of the completed audited financial statements of the Company for the fiscal year to which such annual bonus relates. Subject to Section 13, the Executive will not be entitled to an annual bonus for a fiscal year if he is not an active employee by the Company on the last day of such fiscal year.

          7. Long-Term Incentive Programs. (a) During the Term, following the adoption thereof by the Board (which the Board has committed to adopt by December 31, 1998), the Executive shall participate in the Amended and Restated Fairfield Manufacturing Company, Inc. Incentive Plan for Senior Management (the "Incentive Plan") in accordance with the terms and provisions thereof as in effect from time to time. Upon the adoption of the Incentive Plan by the Board, the Executive shall receive a grant of 40% of the Performance Units available for grant, covering, in the aggregate, 40% of the Performance Pool established pursuant to the terms of the Incentive Plan (the "Incentive Plan Award").

          (b) As an additional long term incentive, subject to the last sentence of this Section 7(b) regarding vesting, if, as of the relevant Measurement Date, (i) Equity Value Created exceeds by more than 150% the threshold amount set forth in clause (b) of the definition of the term Equity Value Created in Section 1.3 of the Incentive Plan, the Executive shall be entitled to a long term incentive bonus equal to 1% of such amount exceeding 150% of the threshold amount and (ii) Equity Value Created exceeds by more than 200% the threshold amount set forth in such clause (b) of the definition of the term Equity Value Created, the Executive shall be entitled to an additional long term incentive bonus equal to 1% of such amount exceeding 200% of the threshold amount. Any long term incentive bonus payable pursuant to this Section 7(b) shall be paid in the same form of consideration as the Incentive Plan Award.
The Executive's right to receive any long term incentive bonus pursuant to this
Section 7(b) shall become vested and non-forfeitable in six increments as and to the extent the Executive's rights to the Incentive Plan Award become vested in accordance with the terms of the Incentive Plan.

          (c) Capitalized terms used in this Section 7 without definition shall have the meanings ascribed thereto in the Incentive Plan.

          8. Relocation. (a) The Company shall pay or reimburse the Executive for the reasonable costs and expenses set forth on Annex A actually incurred by the Executive in connection with his relocation from the Clearwater, Florida area to the Lafayette, Indiana area. The Executive shall receive the $10,000 allowance referred to in item 5 of Annex A promptly upon his relocation to Lafayette, Indiana.

          (b) During the first year of the Term, the Company shall reimburse the Executive for the reasonable costs of a reasonable number of round-trip flights for the Executive and his spouse between Lafayette, Indiana and Clearwater, Florida.

          9. Vacation, Holidays and Sick Leave. Beginning January 1, 1999, the Executive will be entitled to four weeks paid vacation for each full calendar year ending during the Term. Such vacation must be taken during the calendar year in which it accrues and may not be carried forward, unless otherwise expressly permitted by the Board. During the Term, the Executive shall also be entitled to paid holidays and sick leave in accordance with the Company's policies and practices for its senior officers, as in effect from time to time.

          10. Business Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him in connection with the performance of the duties of his employment (including, without limitation, reasonable expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with the Company's normal expense reimbursement policies as in effect from time to time.
          11. Other Benefits. (a) During the Term, the Executive shall be eligible to participate fully in all health and other employee benefit arrangements generally available to senior executive officers of the Company in accordance with the terms of such arrangements as in effect from time to time.

          (b) During the Term, the Company will provide the Executive with a car, equipped with a cellular telephone, for his exclusive use and will bear the costs and expenses incident to maintaining such car, including, without limitation, insurance premiums and reasonable costs of repair and upkeep.

          (c) The Company shall reimburse the Executive for the initiation and annual membership fees and assessments of a country club in Lafayette, Indiana of the Executive's choosing, upon presentation to the Company of appropriate evidence of the incurrence and amount thereof.

          12. Ownership of Intellectual Property. All intellectual property conceived or developed by the Executive during the Term which relate to the business or operations of the Company shall belong to and constitute property solely of the Company.

          13. Termination of Agreement. The Executive's employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term except as set forth in this Section 13. Upon the effective date of any termination of the Executive's employment pursuant to this Section 13, the Term shall expire.

          (a) By Mutual Consent. The Executive's employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

          (b) Death. The Executive's employment pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive's spouse or heirs shall receive, when the same would have been paid to the Executive but for such termination, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 13(f) hereof), (ii) the Base Salary that would have been paid to the Executive under this Agreement but for such termination during the one year period commencing on the Date of Termination and (iii) the pro rata portion of any annual bonus that would have been payable to the Executive for the then current fiscal year of the Company pursuant to Section 6(b) of this Agreement but for such termination, as determined by the Company Board.

          (c) Disability. The Executive's employment pursuant to this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive in the event that (i) the Executive becomes unable to perform the normal duties of his employment by reason of physical or mental illness or accident for any six (6) consecutive month period, or (ii) the Company receives written opinions from both a physician for the Company and a physician for the Executive that the Executive will become so unable within the immediate future. In the event that the Executive's employment terminates pursuant to this
     Section 13(c), the Executive shall be entitled to receive, when the same would have been paid to the Executive but for such termination, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the Base Salary and health benefits that would have been paid or provided to the Executive under this Agreement but for such termination during the one year period commencing on the Date of Termination and (iii) the pro rata portion of any annual bonus that would have been payable to the Executive for the then current fiscal year of the Company pursuant to Section 6(b) of this Agreement but for such termination, as determined by the Board; provided, however, that amounts payable to the Executive under this Section 13(c) shall be reduced by the proceeds of any short- or long-term disability payments to which the Executive may be entitled during such period.

          (d) By the Company for Cause. The Executive's employment pursuant to this Agreement may be terminated by the Company by written notice to the Executive ("Notice of Termination") upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination):
     (i) the Executive commits any act of gross negligence, incompetence, fraud or wilful misconduct causing or reasonably expected to cause material harm to the Company, (ii) the conviction of the Executive of a felony, (iii) the Executive intentionally obtains personal gain, profit or enrichment at the expense of the Company or from any transaction in which the Executive has an interest which is adverse to the interest of the Company unless the Executive shall have obtained the prior written consent of the Board, (iv) the Executive acts in a manner which the Executive intends to be materially detrimental or damaging to the Company's reputation, business operations or relations with its employees, suppliers or customers, or (v) any material breach by the Executive of this Agreement, including, without limitation, a material breach of Section 17 or Section 18 hereof. In the event the Executive's employment by the Company is terminated pursuant to this
     Section 13(d), the Executive shall only be entitled to receive the Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination.

          (e) By the Company Without Cause. The Executive's employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive. In the event that the employment by the Company of the Executive pursuant to this Agreement is terminated by the Company without Cause pursuant to this
     Section 13(e), the Executive shall be entitled to receive, when the same would have been paid to the Executive but for such termination, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the Base Salary and health benefits that would have been paid or provided to the Executive under this Agreement but for such termination during the one year period commencing on the Date of Termination, and (iii) the pro rata portion of any annual bonus that would have payable to the Executive for the then current fiscal year of the Company pursuant to Section 6(b) of this Agreement but for such termination, as determined by the Board.

          (f) Date of Termination. The Date of Termination shall be (i) if the Executive's employment by the Company is terminated pursuant to Section 13(b), the date of his death, (ii) if the Executive's employment by the Company is terminated pursuant to Section 13(c) above, the last day of the six-month period, or the date of the delivery of the physicians' opinions, referred to in Section 13(c) above, (iii) if the Executive's employment by the Company is terminated pursuant to Section 13(d) the date on which a Notice of Termination is given and (iv) if the Executive's employment is terminated pursuant to Section 13(e), 60 days after the date the Notice of Termination is given; provided, that the Executive may waive such notice in the event of a termination pursuant to Section 13(e) in which event, the Date of Termination shall be five days after the Notice of Termination.

          14. Representations. (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

          (b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement. The Executive is subject to the terms of a Separation Agreement dated June 26, 1998 with his former employer which imposes restrictions on the Executive for a period of 30 months from engaging in business activities deemed competitive with his former employer.

          15. Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the Executive's death, any amounts remaining to be paid to the Executive pursuant to the terms of this Agreement shall be paid to his devisee, legatee or other designee or, if there is no such designee, to his estate.

          16. Offset Upon Subsequent Employment. In the event that the Executive's employment with the Company is terminated pursuant to Section 13(e) and the Executive obtains any other employment (including self-employment) during the one year period commencing on the Date of Termination, Executive agrees that any income earned in connection with such other employment shall reduce the Company's obligation to the Executive under Section 13(e) on a dollar-for-dollar basis.

          17. Non-Competition Covenants. The Executive agrees that he will not at any time during the Term and, for a period of 12 months following the Date of Termination, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any entity in the United States of America (and any other geographic areas in which the Company or its subsidiaries, as of Date of Termination, have material operations) which directly competes with the Company in the sale of any products or services sold by the Company or any of its subsidiaries at the Date of Termination. Notwithstanding anything herein to the contrary, this Section 17 shall not prevent the Executive from acquiring securities representing not more than 1% of the outstanding voting securities of any publicly held corporation. It is the intent of the parties hereto that, if in the opinion of any court of competent jurisdiction any provision of this Section 17 is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions as to such court shall appear not unreasonable and to enforce the remainder of this Section 17 as so modified.

          18. Confidentiality Covenant. The Executive agrees that he will not at any time during the Term or at any time thereafter, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its respective subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, "Confidential Information" of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged or which information relates to specific investment opportunities within the scope of the business of the Company which were considered by the Company during the Term.

          19. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company regarding the subject matter or effect of this Agreement or otherwise.

          20. Amendment or Modification; Waivers. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

          21. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

          To the Executive at:

               1721 Allens Creek Drive
               Clearwater, Florida  33764

          To the Company at:

               Fairfield Manufacturing Company, Inc.
               U.S. 52 South
               P.O. Box 7940
               Lafayette, Indiana  47903-7940

               Attention: Corporate Secretary

          Any notice delivered personally or by courier under this Section 21 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

          22. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

          23. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          24. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflicts of law thereof.

          25. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

          26. Withholding. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

          27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on August 4, 1998, to be effective as of the Effective Date.


                    FAIRFIELD MANUFACTURING COMPANY, INC.


                    By:_____________________________
                      Name:
                      Title:


                    _________________________________
                    Stephen K. Clough


              Summary of Relocation Provisions

The Company will arrange and/or reimburse the cost of the following items arising from the relocation of the Executive to Lafayette, Indiana.

1. The Company will arrange transportation of personal and household effects to include packing, transportation, insurance, storage (not to exceed one year), etc.

2. If the Executive sells his current residence in connection with the relocation, the Company will reimburse the Executive for normal closing cost expenses, real estate commission, and legal fees, but excluding points.

3. If the Executive purchases a home in Lafayette in connection with the relocation, the Company will reimburse the Executive for most closing cost related expenses, excluding, in most instances, loan origination or interest reduction fees.

4. The Company will pay the Executive $10,000 for incidental expenses incurred in connection with the relocation. The Executive will not be required to submit receipts. This allowance will be paid in a lump sum at the time of the relocation to Lafayette. This incidental expense allowance will be treated as ordinary income and not grossed up.

5. Home warranties and repairs to either residence required for loan approvals are not included.

6. The Company will "gross up" the taxable portion of the Executive's relocation costs (excluding item 5 above) according to the Company's formula.

7. Reasonable temporary living expenses in Lafayette for a period not to exceed 90 days.